Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

eMerge Interactive, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets on January 1, 2002 and SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities on January 1, 2001.

/s/ KPMG LLP

Orlando, Florida

December 22, 2004